As Filed with the Securities and Exchange Commission on August 27, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

VAUGHAN FOODS, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	73-1342046
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

216 N.E. 12th Street Moore, OK 73160
(Address of principal executive offices)

Vaughan Foods, Inc. 2006 Equity Incentive Plan
(Full title of the plan)

Herbert B. Grimes Chief Executive Officer 216 N.E. 12th Street Moore, Oklahoma 73160 (405) 794-2530
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Justin L. Jackson, Esq. McAfee & Taft A Professional Corporation Tenth Floor, Two Leadership Square 211 North Robinson Oklahoma City, Oklahoma 73102 Telephone: (405) 552-2240 Facsimile: (405) 228-7440

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee (1)
Common Stock, par value $0.001	1,000,000	$0.75	$750,000	$41.85

(1)

Estimated pursuant to Rule 457(c) and (h) solely for the purposes of computing the registration fee based upon the average of the high and low prices of Vaughan Foods, Inc. Common Stock, as reported on the NASDAQ Capital Market on August 24, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. (1)

Item 2. Registrant Information and Employee Plan Annual Information. (1)

_____________

(1)

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of the Form S-8 and has been or will be sent or given to participants in the Plans as specified in Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2008, as filed on April 15, 2009.
2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, as filed on May 12, 2009 and August 14, 2009, respectively.
3.	Current Reports on Form 8-K filed on March 24, 2009, May 12, 2009 and August 10, 2009.
4.

The description of the Registrant’s Common Stock set forth in the Registrant’s registration statement on Form S-1 filed with the Commission on October 6, 2006, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of common stock covered by this registration statement have been sold or which deregisters all such shares remaining unsold, shall be deemed to be incorporated by reference and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference to this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Article Seventh of the Registrant’s Amended and Restated Certificate of Incorporation provides: The Corporation shall, to the fullest extent permitted by Section 1031 of the Oklahoma General Corporation Act, as presently in effect or as it may hereafter be amended, indemnify all persons whom it may indemnify pursuant thereto and advance expenses of litigation to Directors and Officers when so requested. To the fullest extent permitted by the Oklahoma Business Corporation Act, as presently in effect or as it may hereafter be amended, a Director of this Corporation shall not be liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director.

Article Eighth of the Registrant’s Bylaws provides: To the extent and in the manner permitted by the laws of the State of Oklahoma and specifically as is permitted under Section 1031 of Title 18 of the Oklahoma Statutes, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement.

We have purchased director and officer liability insurance which insures us for amounts which we are required or permitted to pay as indemnification of directors and certain officers and which insures directors and certain officers against certain liabilities which might be incurred by them in those capacities and for which they are not entitled to indemnification by us.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Document
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Registrant’s Registration Statement on Form S-1 (Commission File No. 333-137861), filed October 6, 2006).
3.2	Amended Bylaws (incorporated by reference to Registrant’s Annual Report on Form 10-K (Commission File No. 001-33446), filed March 21, 2008).
5*	Opinion of McAfee & Taft A Professional Corporation.
23.1*	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 5).
23.2*	Consent of Cole & Reed, P.C.
24*	Power of Attorney (included on signature page).
99.1	Vaughan Foods, Inc. 2006 Equity Incentive Plan (incorporated by reference to Appendix A to Registrants Proxy Statement on Schedule 14A, filed on June 26, 2008).

____________________________

* Filed herewith

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes to:

(1)  File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time be the initial bona fide offering; and

(3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer, pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moore, State of Oklahoma, on the 26th day of August, 2009.

(Registrant)	VAUGHAN FOODS, INC.

By: /s/ Herbert B. Grimes
Herbert B. Grimes Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Vaughan Foods, Inc. (hereinafter the “Company”), hereby severally constitute and appoint Herbert B. Grimes our true and lawful attorney-in-fact with full power to him to sign for us, and in our names as officers or directors, or both, of the Company, a Registration Statement on Form S-8 (and any and all amendments thereto, including post-effective amendments) to be filed with the Securities and Exchange Commission relating to the Vaughan Foods, Inc. 2006 Equity Incentive Plan granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Herbert B. Grimes	Chairman of the Board of Directors and Chief Executive Officer	August 26, 2009
Herbert B. Grimes
(Principal Executive Officer)

/s/ Gene P. Jones	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 26, 2009
Gene P. Jones

/s/ Mark E. Vaughan	Director and Chief Operating Officer	August 26, 2009
Mark E. Vaughan

/s/ Robert S. Dillon	Director	August 26, 2009
Robert S. Dillon

/s/ Richard A. Kassar	Director	August 26, 2009
Richard A. Kassar

/s/ Laura J. Pensiero	Director	August 26, 2009
Laura J. Pensiero

INDEX TO EXHIBITS

Exhibit No.	Document Description	Method of Filing

3.1	Amended and Restated Certificate of Incorporation filed October 6, 2006	Incorporated herein by reference

3.2	Amended Bylaws filed March 21, 2008	Incorporated herein by reference

5	Opinion of McAfee & Taft A Professional Corporation	Filed herewith electronically

23.1	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 5)	Filed herewith electronically

23.2	Consent of Cole & Reed, P.C.	Filed herewith electronically

24	Power of Attorney (included on signature page)	Filed herewith electronically

99.1	Vaughan Foods, Inc. 2006 Equity Incentive Plan filed June 26, 2008	Incorporated herein by reference